   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1995

                                                     REGISTRATION NO. 33-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                               EATON CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      OHIO
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   34-0196300
                       (IRS EMPLOYER IDENTIFICATION NO.)

 Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584, (216) 523-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------

                           E. R. FRANKLIN, Secretary
     Eaton Corporation, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio
                           44114-2584, (216) 523-4103
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   Copies to:
                              ARNE HOVDESVEN, Esq.
   Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, (212)
                                    848-4000
                               ------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   From time to time after the effective date of this Registration Statement.
                               ------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                            PROPOSED         PROPOSED
                                                             MAXIMUM          MAXIMUM         AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE    OFFERING PRICE      AGGREGATE      REGISTRATION
           TO BE REGISTERED            REGISTERED(1)(2)   PER SHARE(3)   OFFERING PRICE(3)      FEE(2)
----------------------------------------------------------------------------------------------------------
Debt Securities........................   $120,837,500        100%
----------------------------------------------------------------------------------------------------------
Debt Warrants..........................        (4)             (4)         $120,837,500        $24,168
==========================================================================================================

(1) In U.S. dollars or the equivalent thereof in any other currency or currencies, currency unit or units or composite currency or currencies.

(2) An aggregate principal amount of $129,162,500 of debt securities, debt warrants, common shares and preferred shares is being carried forward from Registration Statement No. 33-52333 previously filed by the Registrant, in respect of which $44,539 has been paid to the Commission as a filing fee.

(3) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457.

(4) Debt Warrants entitling the holder to purchase Debt Securities may be sold separately or with Debt Securities as units. It is not practicable to determine the number of Debt Warrants and proposed maximum offering price per Debt Warrant at this time as they will depend, among other things, on the denominations or stated values of the Debt Securities covered by the Debt Warrants, the duration of the Debt Warrants and prevailing interest rates at the time of the offering.

                              ------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

     PURSUANT TO RULE 429 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS WHICH IS A PART OF THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS RELATING ALSO TO REGISTRATION STATEMENT NO. 33-52333 PREVIOUSLY FILED BY THE REGISTRANT.
===============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION: NOVEMBER 14, 1995

PROSPECTUS
                                    (LOGO)M

                               Eaton Corporation
                 Debt Securities, Debt Warrants, Common Shares
                              and Preferred Shares
                               ------------------

    Eaton Corporation (the "Company") may offer from time to time its unsecured debt securities, which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities") and, if subordinated, may be convertible into common shares (the "Common Shares") of the Company (the "Convertible Subordinated Securities", and together with the Senior Securities and any other Subordinated Securities, the "Debt Securities"), warrants to purchase the Senior Securities (the "Debt Warrants"), Common Shares or preferred shares (the "Preferred Shares"), on terms to be determined at the time of offering, in an aggregate amount of up to $250,000,000 (or the equivalent thereof if any of the Securities are denominated in a currency other than the U.S. Dollar), such amount being the aggregate issue price of all Debt Warrants and Common Shares issued, the stated value of all Preferred Shares issued, the principal face amount of all Debt Securities issued at their principal face amount and the issue price rather than the principal amount of any Debt Securities issued at original issue discount and the exercise price of any Debt Securities issuable upon the exercise of a Debt Warrant. The aggregate amount of Convertible Subordinated Securities, Common Shares and Preferred Shares which may be issued is limited to the aggregate amount of $129,162,500 registered and remaining unissued under Registration Statement No. 33-52333. See "Description of Common Shares" and "Description of Preferred Shares." Debt Securities, other than Convertible Subordinated Securities, may be issued in an aggregate amount of up to $250,000,000. The Debt Securities may be issued under this Prospectus in one or more series with the same or varying maturities. The Debt Securities, Debt Warrants, Common Shares and Preferred Shares (collectively, the "Securities") may be offered either together or separately and (except with respect to the Common Shares) in one or more series, in amounts, at prices and on terms to be set forth at the time of the offering in one or more supplements to this Prospectus (each a "Prospectus Supplement"). The Debt Securities of any series may be in registered or bearer form and may be represented by a single global security registered in the name of a securities depository. The specific terms of the Securities in respect of which this Prospectus is being delivered, including, where applicable, the designation, aggregate amount, form, authorized denominations, initial public offering price, purchase price, currency or currencies, currency unit or units or composite currency or currencies ("Currency" or "Currencies") of denomination and payment maturity, rate (or manner of calculation thereof) and time of payment of any interest, any index, formula or other method pursuant to which principal (and premium, if any) or interest may be determined, any sinking fund, any terms of redemption at the option of the Company or the holder, any conversion terms of Convertible Subordinated Securities or Preferred Shares which are convertible into Common Shares and other terms with respect to Debt Securities, the duration, offering price, exercise price, detachability and other terms with respect to Debt Warrants, and the specific title and stated value, any dividend, liquidation, redemption, conversion and other voting rights, the initial public offering price and other terms with respect to Preferred Shares are set forth in the accompanying Prospectus Supplement, together with a description of the terms of offering of the Securities and the use of the net proceeds from such offering.

    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness of the Company, as defined. See "Description of Debt Securities."
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

    The Securities may be sold directly to purchasers, or through agents designated from time to time, or through underwriters or dealers. If any agents of the Company or any underwriters or dealers are involved in the sale of the Securities, their names and any applicable fee, commission or discount arrangements with them are set forth in the accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of securities and the method and the terms thereof.
                               ------------------

               The date of this Prospectus is            , 1995.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER OR THEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy material and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material or other information concerning the Company and the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, and at the following Regional Offices of the
Commission: 7 World Trade Center, New York, New York 10048, 13th Floor and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, 14th Floor. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy material and other information concerning the Company and the Registration Statement can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, Incorporated, 120 South LaSalle Street, Chicago, Illinois 60603 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement on Form S-3 (which together with the exhibits thereto is herein referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-1396) are hereby incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1994.

     2. Definitive proxy statement dated March 17, 1995, concerning the Company's Annual Meeting of Shareholders held on April 26, 1995.

     3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

     4. Form 11-K Annual Report dated June 23, 1995, relating to the Eaton Corporation Share Purchase and Investment Plan, for the year ended December 30, 1994.

     5. Form 11-K Annual Report dated June 23, 1995, relating to the Eaton Corporation Savings Plan for Certain Cutler-Hammer Represented Employees, for the year ended December 31, 1994.

     6. Form 11-K Annual Report dated October 10, 1995, relating to the Lectron Products, Inc. Retirement Savings Plan, for the year ended December 31, 1994.

     7. Current Report on Form 8-K dated June 28, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Eaton Corporation, Shareholder Relations, Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 (telephone (216) 523-4350).

                                  THE COMPANY

     The Company is a global manufacturer of highly engineered products which serve the vehicle, industrial, construction, commercial and aerospace markets. Principal products include truck transmissions and axles, engine components, hydraulic products, electrical power distribution and control equipment, ion implanters and a wide variety of controls.

     The Company's principal executive office is located at Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114-2584 and its telephone number is (216) 523-5000. As used in this Prospectus, the term "Company" means Eaton Corporation and its consolidated subsidiaries, unless the context otherwise requires.

                      RISK FACTORS RELATING TO CURRENCIES

     Debt Securities denominated or payable in foreign Currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the Currency or Currencies involved. These risks will be more fully described in the applicable Prospectus Supplement. See "Description of Debt Securities."

                                USE OF PROCEEDS

     Unless otherwise provided in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Company and will be used for working capital and general corporate purposes or in connection with possible future acquisitions.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for each of the five years in the period ended December 31, 1994 and for the nine-month periods ended September 30, 1995 and 1994(1):

                                               NINE MONTHS
                                                  ENDED
                                              SEPTEMBER 30           YEAR ENDED DECEMBER 31
                                              -------------   -------------------------------------
                                              1995    1994    1994    1993    1992    1991    1990
                                              -----   -----   -----   -----   -----   -----   -----
Ratio of earnings to fixed charges............ 6.20   5.09    5.20    3.80    2.72    2.05    3.57

---------------

(1) For the purpose of computing the ratios described above, "earnings" consist of consolidated income before income taxes and minority interest in the income (losses) of consolidated subsidiaries, less undistributed income (losses) of 20% to less than 50% owned associate companies, plus 1) interest expense capitalized in prior periods and amortized in the current period, 2) the Company's proportionate share of income before income taxes of 50% owned associate companies, and 3) fixed charges described below, excluding capitalized interest. "Fixed charges" consist of 1) interest expensed and capitalized on borrowed funds, 2) amortization of debt issuance costs, 3) that portion of rent expense representing interest, and 4) the Company's proportionate share of the fixed charges of 50% owned associate companies. In the second quarter of 1995, interest charges for employee deferred compensation plans were reclassified from interest expense to administrative expense. The consolidated statements of income for prior periods have been reclassified to conform to the current presentation. This reclassification had no effect on income for any period.

                         DESCRIPTION OF DEBT SECURITIES

     The aggregate amount of Convertible Subordinated Securities, Common Shares and Preferred Shares, including Common Shares issuable upon conversion of any Convertible Subordinated Securities and of any convertible Preferred Shares, which may be offered hereunder from time to time is limited to the amount registered and remaining unissued under Registration Statement No. 33-52333. On November 14, 1995, that amount was $129,162,500.

     The Senior Securities may be issued in one or more series under an indenture (the "Senior Indenture"), between the Company and Chemical Bank, trustee (the "Senior Trustee"). The Subordinated Securities may be issued in one or more series under an indenture (the "Subordinated Indenture"), between the Company and Chemical Bank, trustee (the "Subordinated Trustee"). The Senior Indenture and Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement.

     The statements under this caption relating to the Indentures and the Debt Securities are summaries and do not purport to be complete. Such summaries are qualified in their entirety by express reference to the Indentures, including the definitions of certain terms. Whenever any particular provision of, or term defined in, the Indentures is referred to, such provision or defined term is incorporated herein by reference.

     The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Parenthetical references below are to the Indentures or to the TIA, as applicable. Capitalized terms used under this caption without definition have the meanings ascribed thereto in the Indentures.

     The description below sets forth certain general terms and provisions of the Debt Securities. The specific terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), as well as any modifications of or additions to the general terms of the Debt Securities set forth below that may be applicable in the case of the Offered Debt Securities, are described in the Prospectus Supplement relating to such Offered Debt Securities. Accordingly, for a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of Debt Securities set forth in this Prospectus.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities, including whether Subordinated Securities are Convertible Subordinated Securities; (2) the aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series and any limit on the aggregate principal amount of Debt Securities of such series; (3) the date or dates, or the method by which such date or dates shall be determined or extended, on which the principal (and premium, if any) of the Offered Debt Securities is payable; (4) the rate or rates (which may be fixed or variable), or the method of determination thereof, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the date or dates on which such interest shall be payable and for any Registered Securities the Regular Record Dates for such interest payment dates, and the basis on which any interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months; (5) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (6) the period or periods within which, the price or prices at which, the Currency or Currencies in which and the other terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (7) the obligation, if any, of the Company to redeem, repay or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the Currency or Currencies in which, and the other terms and conditions upon which Offered Debt Securities shall be redeemed, repaid or purchased in whole or in part pursuant to such obligation; (8) the Currency or Currencies in which the Offered Debt Securities are to be issuable and in which payment of the principal of, premium, if any, or Additional Amounts, if any, and interest, if any, on, the Offered Debt Securities will be payable, if other than the coin or currency of the United States; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable and, if other than the denomination of $5,000, the denomination or denominations in which any Bearer Securities shall be issuable; (10) the percentage of the principal amount at which the Offered Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount of Offered Debt Securities which shall be payable upon declaration of acceleration of maturity or the method by which such portion shall be determined; (11) whether the Offered Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations) and whether the Offered Debt Securities are to be issued in the form of one or more temporary or permanent global securities (each, a "Global Security") registered in the name of a depository ("the Depository") identified in the Prospectus Supplement related to such Offered Debt Securities with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable Indenture; (12) any additional means of satisfaction and discharge of the applicable Indenture with respect to Offered Debt Securities, any additional conditions to defeasance or covenant defeasance and the application, if any, of defeasance or covenant defeasance; (13) any deletions or modifications of or additions to the Events of Default or covenants of the Company pertaining to the Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture as originally executed; (14) the place or places, if any, other than or in addition to New York, New York, where the principal of (and premium, if any) and any interest or any Additional Amounts on such Debt Securities shall be payable; (15) the place or places, if any, other than or in addition to New York, New York, where any Registered Security may be surrendered for registration of transfer, such Debt Securities may be surrendered for exchange, and notices or demands to or upon the Company in respect of such Debt Securities may be served; (16) whether the amount of payments of principal of (and premium, if any) or interest on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, without limitation, be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (17) whether the Company or a holder may elect payment of the principal of (and premium, if any) or interest, if any, on such Debt Securities in one or more Currencies other than that in which such Debt Securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which such Debt Securities are stated to be payable and the Currency or Currencies in which such Debt Securities are to be so payable; (18) if other than the applicable Trustee, the identity of each Security Registrar and/or Paying Agent; (19) the designation of the Exchange Rate Agent, if applicable; (20) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the applicable Indenture; (21) whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 1005 of the applicable Indenture on the Offered Debt Securities to any holder who is not a United States Person (including any modification to the definition of such term as contained in the applicable Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem the Offered Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (22) the provisions, if any, granting special rights to the holders of the Offered Debt Securities upon the occurrence of such events as may be specified; (23) in the case of Subordinated Securities, any terms modifying the subordination provisions affecting such securities; (24) in the case of Convertible Subordinated Securities, any terms by which such securities may be convertible into Common Shares of the Company;
(25) if the Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or terms of such certificates, documents and conditions; (26) if the Debt Securities are to be issued upon the exercise of Debt Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered; (27) any other terms, conditions, rights and preferences (or limitations on such rights and preferences) of such Debt Securities not inconsistent with the provisions of the applicable Indenture. In addition, principal, premium, if any, and interest, if any, will be payable, and such Debt Securities will be transferable, in the manner described in the accompanying Prospectus Supplement.

     If any series of Debt Securities are sold for, are payable in or are denominated in one or more foreign Currencies, applicable restrictions, elections, tax consequences, specific terms and other information with respect to such series of Debt Securities and such Currency or Currencies, shall be set forth in the Prospectus Supplement relating thereto.

     There is no requirement that future issues of Debt Securities of the Company be issued under the Indentures, and the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of Debt Securities, in connection with future issues of such other debt securities.

     The general provisions of the Indentures do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company. However, the general provisions of the Senior Indenture do provide that neither the Company nor any Restricted Subsidiary (as defined) will subject certain of its property or assets to any mortgage or other encumbrance unless the Senior Securities issued under the Senior Indenture are secured equally and ratably with or prior to such other indebtedness thereby secured. See "Limitation on Sale and Leaseback Transactions" and "Limitation on Liens." Reference is made to each Prospectus Supplement related to Offered Debt Securities for information with respect to any deletions from, modifications or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

GENERAL

     Each Indenture provides that the Debt Securities referred to on the cover page of this Prospectus and additional unsecured debt securities of the Company unlimited as to aggregate principal amount may be issued in one or more series thereunder, in each case in the aggregate principal amount established in, pursuant to or in the manner provided in a resolution of the Board of Directors of the Company, or established by supplemental indenture. The Debt Securities referred to on the cover page of this Prospectus and any such additional debt securities so issued under the applicable Indenture are herein collectively referred to, when a single Trustee is acting for all debt securities issued under such Indenture, as the "Indenture Securities". Under the Indentures, the Company will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless such reopening was restricted when such series was created), in an aggregate principal amount determined by the Company. (Section 301 of the Indentures) Each Indenture also provides that there may be more than one trustee under such Indenture, each with respect to one or more different series of Indenture Securities as described below under "-- Concerning the Trustees." At a time when two or more trustees are acting under either Indenture, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each trustee is acting. In the event there shall be more than one trustee under an Indenture, the powers and trust obligations of each trustee as described below shall extend only to the one or more series of Indenture Securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in such event, those Indenture Securities (whether or not more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

     Each series of Debt Securities will be unsecured obligations of the Company. The Senior Securities will rank pari passu with other unsecured and unsubordinated indebtedness of the Company (as defined below). The Subordinated Securities will be subordinated and junior in right of payment to the prior payment in full of the Senior Indebtedness of the Company as described below under "-- Subordination Provisions."

     The Debt Securities may be issued as "Original Issue Discount Securities", which is defined as Debt Securities, including any zero-coupon Debt Securities, that are issued and sold at a discount from the stated principal amount thereof and provide that upon acceleration of the maturity thereof an amount less than the principal amount thereof shall become due and payable. United States federal income tax consequences and other considerations applicable to such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Registered Securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and Bearer Securities will be issuable in the denomination of $5,000 or, in each case, in such other denominations as may be in the terms of the Debt Securities of any particular series. The Indentures also provide that Debt Securities of a series may be issuable in global form. See "-- Global Securities." Unless otherwise indicated in the related Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201 of the Indentures)

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount, tenor and rank, and of different authorized denominations. If (but only if) provided in the related Prospectus Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the related Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305 of the Indentures)

     The Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), initially at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the related Prospectus Supplement. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305 of the Indentures) If a Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable both as Registered Securities and as Bearer Securities, the Company will be required to maintain (in addition to the applicable Trustee) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002 of the Indentures)

     In the event of any redemption, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt

Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption, or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption. (Section 305 of the Indentures)

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in the related Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time. (Section 1002 of the Indentures) Unless otherwise provided in the Prospectus Supplement, payment of interest and certain Additional Amounts on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. (Section 1001 of the Indentures) Unless otherwise provided in the Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. (Section 1002 of the Indentures) Notwithstanding the foregoing, payments of principal, premium, if any, interest, if any, and Additional Amounts, if any, in respect of Bearer Securities payable in U.S. dollars will be made at the office of the Company's Paying Agent in New York, New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002 of the Indentures)

     Unless otherwise provided in the related Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by the Company in New York, New York, except that at the option of the Company interest (including Additional Amounts, if any) may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 301, 1001 and 1002 of the Indentures) Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 307 of the Indentures)

     Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by the Company for the Offered Debt Securities will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are also issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in New York, New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that, if the Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in any required city located outside the United States for the Debt Securities of such series. (Section 1002 of the Indentures)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depository identified in the Prospectus Supplement relating to such series.

     The Company anticipates that the following provisions will apply to all depository arrangements. Additional or differing terms of the depository arrangement with respect to a series of Offered Debt Securities and whether all or any part of Offered Debt Securities will be issued in one or more Global Securities will be described in the Prospectus Supplement relating to such series.

     Global Securities will be deposited with, or on behalf of, the Depository and registered in the name of the Depository's nominee. Except as set forth below, a Global Security may not be transferred except as a whole among the Depository and its nominees or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

     The Depository holds securities of its participants to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository for such Global Security ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to interests of participants) for such Global Security and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable Indenture or such Global Security. The Company understands that, under existing industry practice, in the event that the Company requests any action of holders represented by a Global Security or an owner of a beneficial interest in a Global Security desires to take any action that the holder of such Global Security is entitled to take, the Depository would authorize the participants to take such action and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depository for a series of Debt Securities represented by a Global Security or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Debt Securities as shown on the records of such Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depository for a series of Debt Securities is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities of such series in definitive form in exchange for each Global Security representing such series of Debt Securities. In addition, the Company may at any time determine not to have Debt Securities represented by a Global Security, and, in such event, will issue Debt Securities in certificated form in exchange for the Global Security representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Debt Securities of such series so issued in definitive form will be issued in denominations, unless otherwise specified by the Company, of U.S. $1,000 and integral multiples thereof.

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     Under the terms of the Senior Indenture, the Company will not, and will not permit any Restricted Subsidiary (as defined), to sell or transfer any manufacturing plant owned by the Company or any Restricted Subsidiary with the intention of taking back a lease on such property unless: (i) the sale or transfer of property is made within 120 days after the later of the date of (a) the acquisition of such property, (b) the completion of construction of such property or (c) the commencement of full operation thereof; (ii) such lease has a term, including permitted extensions and renewals, of not more than three years, and it is intended that the use by the Company or the Restricted Subsidiary of the manufacturing plant covered by such lease will be discontinued on or before the expiration of such term; (iii) the amount realized from such sale or transfer, together with the value (as defined) of then outstanding sale and leaseback transactions not otherwise permitted by the Senior Indenture and the outstanding aggregate principal amount of mortgage, pledge or lien indebtedness not otherwise permitted by the Senior Indenture shall not exceed 10% of Consolidated Net Tangible Assets (as defined); or (iv) the Company shall cause an amount equal to the value (as defined) of the manufacturing plant to be sold or transferred and leased to be applied to the retirement (other than any mandatory retirement) within 120 days of the effective date of such sale and leaseback transaction of either the Indenture Securities or other funded indebtedness of the Company which is equal in rank to the Indenture Securities, or both. (Section 1010 of the Senior Indenture)

LIMITATION ON LIENS

     Under the terms of the Senior Indenture, with certain exceptions, the Company will not, directly or indirectly, and the Company will not permit any Restricted Subsidiary to, create or assume any mortgage, pledge or other lien of or upon any of its or their assets unless all of the outstanding Indenture Securities of each series are secured by such mortgage, pledge or lien equally and ratably with any and all other obligations and indebtedness thereby secured for so long as any such other obligations and indebtedness shall be so secured. Among the exceptions is (i) the creation of any mortgage or other lien on any property of the Company or any Restricted Subsidiary to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property and (ii) mortgages or liens on any property acquired by the Company or any Restricted Subsidiary after the date of the Senior Indenture existing at the time of such acquisition; provided that such indebtedness so secured shall have been incurred for the purpose of financing all or any part of the acquisition or construction of any such property. In addition, the Company or any Restricted Subsidiary may create or assume any mortgage, pledge or other lien not otherwise permitted by the Senior Indenture for the purpose of securing indebtedness or other obligations so long as the aggregate of all such indebtedness and other obligations then outstanding, together with the value of all outstanding sale and leaseback transactions not otherwise permitted, shall not exceed 10% of Consolidated Net Tangible Assets. (Section 1009 of the Senior Indenture)

DEFINITIONS

     The term "Consolidated Net Tangible Assets" is defined in the Senior Indenture as total assets of the Company and its consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries less the following: (i) current liabilities of the Company and its consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined; (ii) all other liabilities of the Company and its consolidated subsidiaries other than Funded Debt (as defined), deferred income taxes and liabilities for employee post-retirement health plans recognized in accordance with Statement of Financial Accounting Standards No. 106; (iii) all depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose) of the Company and its consolidated subsidiaries; (iv) the book amount of all segregated intangible assets of the Company and its consolidated subsidiaries, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense less unamortized debt premium; and (v) appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries. Consolidated Net Tangible Assets is to be determined on a consolidated basis in accordance with generally accepted accounting principles and as provided in the Senior Indenture. (Section 101 of the Senior Indenture)

     The term "Restricted Subsidiary" is defined in the Senior Indenture as any subsidiary of the Company except (i) any subsidiary substantially all the assets of which are located, or substantially all of the business of which is carried on, outside of the United States and Canada, or any subsidiary substantially all the assets of which consist of stock or other securities of such a subsidiary,
(ii) any subsidiary principally engaged in the business of financing notes and accounts receivable and any subsidiary substantially all the assets of which consist of the stock or other securities of such subsidiary or (iii) any subsidiary acquired or organized after the date of the Indenture, unless the Board of Directors of the Company has designated it as a Restricted Subsidiary and such designation will not result in the breach of any covenant or agreement in the Senior Indenture. (Section 101 of the Senior Indenture)

     The term "Funded Debt" is defined in the Senior Indenture as indebtedness for borrowed money owed or guaranteed by the Company or any consolidated subsidiary, and any other indebtedness which under generally accepted accounting principles would appear as debt on the balance sheet of such corporation, which matures by its terms more than twelve months from the date as of which Funded Debt is to be determined or is extendible or renewable at the option of the obligor to a date more than twelve months from the date as of which Funded Debt is to be determined. (Section 101 of the Senior Indenture)

     For purposes of the Limitation on Liens and Limitation on Sale and Leaseback Transactions, the term "value" with respect to a manufacturing plant is defined in the Senior Indenture as the amount equal to the greater of (i) the net proceeds of the sale or transfer of such manufacturing plant or (ii) the fair value of such manufacturing plant at the time of entering into such Sale and Leaseback Transaction, as determined by the Board of Directors of the Company, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to renewal or extension options contained in such lease. (Section 1010 of the Senior Indenture)

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Subject to the limitation set forth in the following paragraph, under each Indenture, the Company may consolidate or merge with or into any other corporation or sell or convey the property of the Company as an entirety, or substantially as an entirety, to any other Person; provided that any such consolidation, merger, sale or conveyance shall be upon the condition that (i) immediately after such consolidation, merger, sale or conveyance the corporation (whether the Company or such other corporation) formed by or surviving any such consolidation or merger, or the Person to which such sale or conveyance shall have been made, shall not be in default in the performance or observance of any of the terms, covenants and conditions of the applicable Indenture to be kept or performed by the Company; (ii) the corporation (if other than the Company) formed by or surviving any such consolidation or merger, or the Person to which such sale or conveyance shall have been made (if such Person is a Corporation), shall be a corporation organized under the laws of the United States or any State thereof; and (iii) the due and punctual payment of the principal of (and premium, if any) and interest on all of the Indenture Securities of each series, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the applicable Indenture to be performed or observed by the Company, shall be expressly assumed, by supplemental indenture complying with the requirements of such Indenture, satisfactory in form to the Senior Trustee or Subordinated Trustee, as the case may be, executed and delivered to such Trustee by the corporation formed by such consolidation, or into which the Company shall have been merged, or by the Person which shall have acquired such property. (Section 801 of the Indentures)

     If, upon any consolidation or merger of the Company with or into any other corporation, or upon any consolidation or merger of any other corporation with or into the Company or upon any sale or conveyance of the properties and assets of the Company as an entirety or substantially as an entirety to any other Person, any of the properties or assets owned by the Company or any Restricted Subsidiary immediately prior thereto would thereupon become subject to any mortgage, pledge, encumbrance or lien not permitted by the provisions described under "Limitation on Liens" above, the Company, prior to such consolidation, merger, sale or conveyance, will secure, or cause to be secured, all of the outstanding Indenture Securities of each series (equally and ratably with any other indebtedness of the Company then entitled thereto) by a direct lien on all such properties and assets of the Company prior to all liens other than any theretofore existing thereon. (Section 803 of the Senior Indenture)

     In the event a successor corporation assumes the obligations of the Company, such successor corporation shall succeed to and be substituted for the Company under the Indentures and under the Indenture Securities. (Section 802 of the Indentures)

DEFEASANCE AND COVENANT DEFEASANCE

     Each Indenture provides that, if the provisions of Article Fourteen relating to defeasance or covenant defeasance as described below are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indentures, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) in the case of the Senior Indenture, to be released from its obligations with respect to such Debt Securities under Sections 1009 and 1010 of the Senior Indenture (being the restrictions described under "-- Limitation on Liens" and "-- Limitation on Sale and Leaseback Transactions", respectively) and, in the case of each Indenture, if provided pursuant to Section 301 of such Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations thereafter shall not constitute an Event of Default with respect to Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the Senior Trustee or the Subordinated Trustee, as the case may be (or other qualifying trustee), in trust, of money and/or U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Senior Trustee or the Subordinated Trustee, as the case may be, an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indentures. (Article Fourteen of the Indentures)

     In the event the Company effects covenant defeasance with respect to Debt Securities of any series and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default" with respect to Sections 1009 and 1010 of the Senior Indenture (which Sections would no longer be applicable to Debt Securities of that series), the amount of money and U.S. Government Obligations on deposit with the Senior Trustee or the Subordinated Trustee, as the case may be, will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

MODIFICATION OF THE INDENTURES

     The Company and the Senior Trustee or the Subordinated Trustee, as the case may be, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series to be affected, may enter into supplemental indentures which modify the indenture under which such Debt Securities were issued or any supplemental indenture or the rights of the holders of the Debt Securities of such series; provided that no such modification shall, without the consent of the holder of each Debt Security so affected, (i) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof or change the currency of payment of principal or interest (or premium, if any) or impair the right to institute suit for the enforcement of any such payment, (ii) reduce the aforesaid percentage of the Debt Securities of any series, the holders of which are required to consent to any such modification or
(iii) in the case of Convertible Subordinated Securities, impair any right to convert such Debt Securities into Common Shares of the Company. (Section 902 of the Indentures)

     The holders of a majority in aggregate principal amount of Outstanding Debt Securities of a series issued under either Indenture have the right to waive compliance by the Company with certain covenants contained in such Indenture applicable to such series. (Section 1011 of the Senior Indenture and Section 1008 of the Subordinated Indenture)

     Modification and amendment of either Indenture may be made by the Company and the applicable Trustee thereunder, without the consent of any holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Indenture Securities issued under such Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of such Indenture Securities; (iv) to add to or change any of the provisions of the applicable Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no such Indenture Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure Senior Securities pursuant to the requirements of Section 803 or Section 1009 of the Senior Indenture, or otherwise; (vii) to establish the form or terms of such Indenture Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the applicable Indenture by more than one trustee; (ix) to close the applicable Indenture with respect to the authentication and delivery of additional series of Indenture Securities; (x) to cure any ambiguity, defect or inconsistency in the applicable Indenture, provided such action does not adversely affect the interests of holders of such Indenture Securities of any series in any material respect; or (xi) to supplement any of the provisions of the applicable Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Indenture Securities, provided that such action shall not adversely affect the interests of the holders of any such Indenture Securities in any material respect. (Section 901 of the Indentures)

     Each Indenture provides that in determining whether the holders of the requisite principal amount of Indenture Securities of a series then Outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Indenture Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of an Indenture Security denominated in one or more foreign Currencies shall be deemed to be the U.S. dollar equivalent, determined on the date of original issuance of such Indenture Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Original Issue Discount Security of the amount determined as provided in (i) above) of such Indenture Security, and
(iii) the principal amount that shall be deemed outstanding of an Indenture Security the terms of which provide that the principal amount thereof payable at Stated Maturity may be more or less than the principal face amount thereof at original issuance (an "Indexed Security") shall be deemed to be the principal face amount of such Indenture Security at original issuance. (Section 101 of the Indentures)

     The Indentures contain provisions for convening meetings of the holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities. (Section 1501 of the Senior Indenture and Section 1701 of the Subordinated Indenture) A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the Indenture Securities of such series Outstanding, in any such case upon notice given as provided in the applicable Indenture. (Section 1502 of the Senior Indenture and Section 1702 of the Subordinated Indenture) Except for any consent that must be given by the holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Indenture Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of Indenture Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Indenture Securities of that series. Any resolution passed or decision taken at any meeting of holders of Indenture Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Indenture Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Indenture Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the Indenture Securities of a series, the persons holding or representing such specified percentage in principal amount of the Indenture Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Indenture Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Indenture Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Indenture Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture. (Section 1504 of the Senior Indenture and Section 1704 of the Subordinated Indenture)

EVENTS OF DEFAULT

     The Indentures define an Event of Default with respect to any series of Debt Securities as being any one of the following unless it is inapplicable or is specifically deleted or modified in the supplemental indenture under which such series is issued or in the form of Debt Securities of such series: (i) failure to pay interest when due, continued for 30 days; (ii) failure to pay principal when due and payable either at maturity, upon redemption, by declaration or otherwise; (iii) failure to make or satisfy any sinking fund payment or analogous obligation when due continued for 30 days; (iv) failure to perform in any material respect any other covenant or agreement contained in such Indenture for 60 days after written notice by the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series; (v) certain events of bankruptcy, insolvency or reorganization of the Company; and (vi) any other Event of Default provided in the supplemental indenture under which such series of Debt Securities is issued or in the form of Debt Security for such series. No Event of Default with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Section 501 of the Indentures)

     Within 90 days after the occurrence of any default with respect to any series of Debt Securities, the applicable Trustee must give the holders of such series notice of all such defaults known to such Trustee, unless cured or waived before the giving of such notice; provided that, except in the case of default in the payment of principal of or interest on any of the Debt Securities of such series, the applicable Trustee may withhold such notice. (TIA Section 315)

     In case an Event of Default shall occur (which shall not have been cured or waived), the applicable Trustee will be required to exercise such of its rights and powers under the applicable Indenture and to use the degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (TIA Section 315)

     Subject to the foregoing, the Trustees are under no obligation to exercise any of their rights or powers under the Indentures at the request of holders of the Debt Securities, unless the holders shall have offered to the applicable Trustee reasonable security or indemnity. (Section 602 of the Indentures)

RIGHTS UPON DEFAULT

     No holder of Debt Securities of any series will have any right under either Indenture to institute any suit, action or proceeding with respect to such Indenture or for any remedy thereunder, unless such holder previously shall have given to the applicable Trustee written notice of default and of the continuance thereof and the holders of not less than 25% in aggregate principal amount of the then outstanding Debt Securities of such series (or, in the case of an Event of Default specified in clause (v) or (vi) under "Events of Default", the holders of at least 25% in aggregate principal amount of the then Outstanding Indenture Securities) shall have made written request upon such Trustee to institute such action, suit or proceeding in its own name as Trustee thereunder and shall have offered to such Trustee reasonable indemnity and the Trustee for 60 days after receipt of such notice shall have neglected or refused to institute any such suit, action or proceeding. (Section 507 of the Indentures)

     In case any Event of Default shall have occurred and shall be continuing with respect to a particular series of the Debt Securities, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Debt Securities of such series (or, in the case of an Event of Default specified in clause (v) or (vi) under "Events of Default", the holders of at least 25% in aggregate principal amount of the then Outstanding Indenture Securities) may declare the principal of such series (or, in the case of Original Issue Discount Securities, a portion of the principal) to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive all defaults with respect to such series and may rescind and annul such declaration and its consequences. (Section 502 of the Indentures)

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee. (Section 512 of the Indentures) Prior to the declaration of the acceleration of the maturity, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may on behalf of all holders of the Debt Securities of such series waive any past default and its consequences with respect to such series, except a default in the payment of principal, premium or interest. (Section 513 of the Indentures)

EVIDENCE AS TO COMPLIANCE

     Each Indenture requires that the Company deliver to the applicable Trustee, upon becoming aware of any default with respect to any covenant, agreement or condition contained in such Indenture, a statement specifying such default and that the Company deliver to the applicable Trustee each year a statement as to whether or not, to the knowledge of the officers signing such statement, the Company is in default with respect to any such covenant, agreement or condition. (Section 1004 of the Indentures)

CONCERNING THE TRUSTEES

     The Senior Trustee and the Subordinated Trustee may each resign or be removed with respect to one or more series of Debt Securities and a successor trustee may be appointed to act with respect to such series. (Section 608 of the Indentures) In the event that two or more persons are acting as trustee with respect to different series of Debt Securities under either one of the Indentures, each such trustee shall be a trustee of a trust under such Indenture separate and apart from the trust administered by any other such trustee. (Section 609 of the Indentures) Any action described herein to be taken by the "Trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is trustee.

     Chemical Bank ("Chemical") has agreed to serve as the Trustee under both Indentures. Chemical is among the banks with which the Company and certain of its subsidiaries maintain banking relationships in the ordinary course of business, both in the United States and abroad. Chemical is trustee under the indentures under which the 6 1/2% Debentures due 2025 ("6 1/2% Debentures"),
7 5/8% Debentures due 2024 (7 5/8% Debentures), 8% Debentures due 2006 ("8% Debentures") and the 9% Notes of Eaton ETN Offshore Ltd. due 2001 ("9% Notes") are outstanding.

     In the event that a default occurs under either Indenture or under the indentures which govern the 6 1/2% Debentures (the "6 1/2% Debentures Indenture"), the 7 5/8% Debentures (the "7 5/8% Debentures Indenture"), the 8% Debentures (the "8% Debentures Indenture") or the 9% Notes (the "9% Notes Indenture") at a time when Indenture Securities are outstanding under the Subordinated Indenture, unless the default is cured or waived within 90 days, the provisions of the TIA require that Chemical resign as Trustee under either the Subordinated Indenture or each of the Senior Indenture, the 6 1/2% Debentures Indenture, the 7 5/8% Debentures Indenture, the 8% Debentures Indenture and the 9% Notes Indenture. In such circumstance, the Company expects that Chemical would resign as Trustee under the Subordinated Indenture.

CONVERSION PROVISIONS OF CONVERTIBLE SUBORDINATED SECURITIES

     The holder of Convertible Subordinated Securities of a specified series will have the right, exercisable at any time up to and including the date specified in the applicable Prospectus Supplement (except that, in the event that such Securities or portion thereof shall be called for redemption, such right shall terminate at the close of business on the day prior to the specified redemption date) at such holder's option to convert such Securities at the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into Common Shares, at the conversion price and in the manner set forth in the applicable Prospectus Supplement. Conversions of the Convertible Subordinated Securities may be effected by delivering them to the office or agency of the Company maintained for such purpose. Except as described in the applicable Prospectus Supplement, on conversion no adjustment for interest or dividends is to be made, but if any holder surrenders a Convertible Subordinated Security for conversion between the record date for the payment of an installment of interest and the next interest payment date (unless called for redemption in whole or in part during such period) such a Convertible Subordinated Security, when surrendered for conversion, must be accompanied by payment of an amount equal to the interest thereon which the registered holder on such record date is to receive on such interest payment date. No fractional Common Shares will be issued upon conversion, but an appropriate amount in cash will be paid in lieu of such fractional shares. The Subordinated Indenture contains provisions requiring adjustment of the conversion price in the event of
(i) the subdivision, combination or reclassification of the outstanding Common Shares, (ii) the declaration of any dividend on the Common Shares in shares of the Company's capital stock, (iii) the issuance of certain rights or warrants to all holders of Common Shares entitling them to acquire Common Shares within 45 days after the record date for determining holders entitled to receive such rights or warrants at less than the current market price (as defined in the Subordinated Indenture) of the Common Shares and (iv) the distribution to holders of Common Shares of evidence of indebtedness or assets (excluding cash dividends or other distributions made out of earned surplus) or rights or warrants to subscribe for or purchase Common Shares (other than those referred to in clause (iii) above). No adjustment in the conversion price will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. The Company is not required to make adjustments in the conversion price of less than 1% of such price, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. (Article 15 of the Subordinated Indenture)

     If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes (including, for example, a distribution of evidences of indebtedness or assets of the Company, but generally not including a stock dividend or a distribution of rights to subscribe for Common Shares) and, pursuant to the anti-dilution provisions of the Subordinated Indenture, the Conversion Rate is increased (or the Holders of the Convertible Subordinated Securities otherwise participate in such distribution), such increase (or participation) may be treated as a taxable dividend to holders of the Convertible Subordinated Securities. In addition, if the Conversion Rate is increased at the discretion of the Company, such increase may result in taxable income for the holders of the Convertible Subordinated Securities.

SUBORDINATION PROVISIONS

     Payment of the principal of (including any sinking fund payments), premium, if any, and interest, if any, on the Convertible Subordinated Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of Senior Indebtedness of the Company, and no payment with respect to the Convertible Subordinated Securities can be made by the Company while a default exists with respect to Senior Indebtedness of the Company. "Senior Indebtedness" is defined in the Subordinated Indenture as (i) indebtedness of the Company theretofore or thereafter created, incurred, assumed or guaranteed for money borrowed from banks or other lending institutions and any other indebtedness or obligation of the Company evidenced by a bond, debenture, note or other similar instrument, including without limitation over-drafts, letters of credit issued for the account of the Company and commercial paper, (ii) any other indebtedness constituting purchase money indebtedness for the payment of which the Company is directly or contingently liable (excluding trade accounts payable), (iii) any direct or contingent indebtedness or obligation represented by guarantees or instruments having a similar effect entered into by the Company (whether prior to the date of the Subordinated Indenture or thereafter) with reference to lease or purchase money obligations of any Subsidiary or any affiliate of the Company or any other corporation as to which the Company holds or has an option to purchase 50% or more of the outstanding capital stock, and (iv) renewals, extensions and refundings of any such indebtedness, unless in any such case it is provided by the terms of the instrument creating or evidencing such indebtedness that such indebtedness is made on a parity with or is junior in right of payment to the Subordinated Securities. With respect to the Company, any indebtedness which becomes indebtedness of the Company by operation of merger, consolidation or other acquisition, shall constitute Senior Indebtedness if such indebtedness would have been Senior Indebtedness had it been issued by the Company. By reason of such subordination, in the event of insolvency, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Securities may receive less, ratably, than the other creditors of the Company. At September 30, 1995, the outstanding amount of Senior Indebtedness of the Company was approximately $1,186,608,000. There is no limitation on the issuance of Senior Indebtedness in the Subordinated Indenture. (Article 16 of the Subordinated Indenture)

                          DESCRIPTION OF COMMON SHARES

     The aggregate amount of Convertible Subordinated Securities, Common Shares and Preferred Shares, including Common Shares issuable upon conversion of any Convertible Subordinated Securities and of any convertible Preferred Shares, which may be offered hereunder from time to time is limited to the amount registered and remaining unissued under Registration Statement No. 33-52333. On November 14, 1995, that amount was $129,162,500.

     The following is a summary of certain of the provisions concerning the Common Shares contained in the Company's Amended Articles of Incorporation ("Articles") and its Amended Regulations ("Regulations"), as affected by debt agreements with certain lenders. Reference is made to such Articles and Regulations, which are exhibits to the Registration Statement, for a full and complete statement of such provisions and rights, and the following statements are qualified in their entirety by such reference.

AUTHORIZED NUMBER

     The Articles authorize the issuance of up to 300,000,000 Common Shares. At the close of business on September 30, 1995, there were 77,572,073 Common Shares issued and outstanding. The outstanding Common Shares are fully paid and non-assessable, and shareholders are not subject to any liability for calls and assessments. The Company does not have any current plans to issue any such additional Common Shares except in connection with employee benefit plans. The Articles also authorize the issuance of up to 14,106,394 Preferred Shares. Currently, there are no Preferred Shares issued and outstanding.

DIVIDEND RIGHTS

     Holders of Common Shares are entitled to receive such dividends as may be declared by the Company's Board of Directors subject to provisions of law.

VOTING RIGHTS

     Each Common Share entitles the holder to one vote, with the right of cumulative voting in the election of directors.

     Notwithstanding any provision of law requiring the vote of a designated proportion of the voting power of the Company for any action, the Articles provide that such action may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company, except in each case as is otherwise provided in the Articles or Regulations. The Articles and Regulations provide for a voting proportion which is different from that provided by statutory law in order for shareholders to take action in certain circumstances, including the following:

          (1) Two-thirds vote required to fix or change the number of directors.

          (2) Two-thirds vote required for removal of directors.

          (3) Fifty percent of the outstanding shares required to call a special meeting of shareholders.

          (4) Two-thirds vote required to amend the Regulations without a meeting.

          (5) Two-thirds vote required to amend the provisions described in items (1) through (4) above and this provision, unless such action is recommended by two-thirds of the members of the Board of Directors.

          (6) Two-thirds vote required to approve certain transactions, such as the sale, exchange, lease, transfer or other disposition by the Company of all, or substantially all, of its assets or business, or the consolidation of the Company or its merger into another corporation, or certain other mergers and majority share acquisitions.

          (7) Two-thirds vote required to amend the provisions described in item 6, or this provision.

     The requirement of a two-thirds vote in certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company.

RIGHTS PLAN

     On June 28, 1995, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding Common Share. The dividend was paid on July 12, 1995 (the "Record Date") to the shareholders of record on that date. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Society National Bank, as Rights Agent (the "Rights Agent"). The Rights are designed to protect the Company from unfair takeovers.

     Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series C Preferred Shares, without par value (the "Series C Preferred Shares"), of the Company at a price of $250 per one one-hundredth of a Series C Preferred Share (the "Purchase Price"), subject to adjustment.

     If the Company is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person (as defined below), each holder of a Right will thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which then will have a market value of two times the exercise price of the Right.

     If any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

     Until the Distribution Date, the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares, and transfer of those certificates will also constitute transfer of those Rights.

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

     The "Distribution Date" is the earlier of:

          (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares; or

          (ii) 10 business days (or such later date as may be determined by action of the Board of Directors before any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on July 12, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, as described below.

     The Purchase Price, and the number of Series C Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution, in the event of:

          (i) a stock dividend on, or a subdivision, combination or reclassification of, the Series C Preferred Shares,

          (ii) the grant to holders of the Series C Preferred Shares of certain rights to subscribe for or purchase Series C Preferred Shares at a price, or securities convertible into Series C Preferred Shares with a conversion price, less than the then-current market price of the Series C Preferred Shares, or

          (iii) the distribution to holders of the Series C Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights is also subject to adjustment upon certain occurrences prior to the Distribution Date.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series C Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Series C Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series C Preferred Shares on the last trading day prior to the date of exercise.

     Series C Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series C Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series C Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Series C Preferred Share will have 1 vote, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Series C Preferred Share will be entitled to receive 100 times the amount received per Common Share. The dividend and liquidation rights and rights upon a merger, consolidation or other transaction are protected by customary antidilution provisions.

     The value of the one one-hundredth interest in a Series C Preferred Share purchasable upon exercise of each Right should, because of the nature of the Series C Preferred Shares' dividend and liquidation rights, approximate the value of one Common Share.

     At any time after any person or group becomes an Acquiring Person, and prior to the acquisition by that person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Series C Preferred Share (or of a share of a class or series of the Company's preferred shares having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     At any time prior to any person or group becoming an Acquiring Person, the Board of Directors of the Company may redeem all the Rights at a price of $.01 per Right (the "Redemption Price"). The redemption may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the 20% threshold described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that after any person or group becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is an exhibit to the Registration Statement.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which holders of the Company's Preferred Shares are entitled (if any such Preferred Shares are then outstanding), the holders of the Common Shares are entitled to share pro rata in the assets of the Company remaining for distribution to shareholders.

MISCELLANEOUS RIGHTS, LISTING AND TRANSFER AGENTS

     The Common Shares have no pre-emptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

     The outstanding Common Shares are listed on the New York, Chicago, Pacific and London Stock Exchanges.

     KeyCorp Shareholder Services, Inc., headquartered in Cleveland, Ohio, is the transfer agent and registrar for the Common Shares.

CLASSIFICATION OF BOARD OF DIRECTORS

     The Board of Directors of the Company is divided into three approximately equal classes, having staggered terms of office of three years each. The effect of a classified Board of Directors, where cumulative voting is in effect, is to require the votes of more shares to elect one or more members of the Board of Directors than would be required if the Board of Directors were not classified. Additionally, the effect of a classified Board of Directors may be to make it more difficult to acquire control of the Company.

CERTAIN OHIO STATUTES

     Various laws may affect the legal or practical ability of shareholders to dispose of shares of the Company. Such laws include the Ohio statutory provisions described below.

     Chapter 1704 of the Ohio Revised Code prohibits an interested shareholder (defined as a beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any issuing public Ohio corporation) or any affiliate or associate of an interested shareholder (as defined in Section 1704.01 of the Ohio Revised Code) from engaging in certain transactions with the corporation during the three-year period after the interested shareholder's share acquisition date. The prohibited transactions include mergers, consolidations, majority share acquisitions, certain asset sales, loans, certain sales of shares, dissolution, and certain reclassifications, recapitalizations, or other transactions that would increase the proportion of shares held by the interested shareholder. After expiration of the three-year period, the corporation may participate in such a transaction with an interested shareholder only if, among other things, (i) the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the disinterested voting shares (shares not held by the interested shareholder) or (ii) the transaction meets certain criteria designed to ensure that the remaining shareholders receive fair consideration for their shares. The prohibitions do not apply if, before the interested shareholder becomes an interested shareholder, the board of directors of the corporation approves either the interested shareholder's acquisition of shares or the otherwise prohibited transaction. The restrictions also do not apply if a person inadvertently becomes an interested shareholder or was an interested shareholder prior to the adoption of the statute on April 11, 1990, unless, subject to certain exceptions, the interested shareholder increases his, her or its proportionate share interest on or after April 11, 1990.

     Pursuant to Ohio Revised Code Section 1707.043, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation's securities within eighteen (18) months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves in a court of competent jurisdiction either (i) that his, her or its sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation or (ii) such person's purpose was not to increase any profit or decrease any loss in the stock and the proposal did not have a material effect on the market price or trading volume of the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation fails or refuses to bring an action to recover these profits within sixty (60) days of a written request. The party bringing such an action may recover his, her or its attorneys' fees if the court having jurisdiction over such action orders recovery of any profits.

     The Company is also subject to Ohio's Control Share Acquisition Act (Ohio Revised Code 1701.831). The Control Share Acquisition Act provides that, with certain exceptions, a person may acquire beneficial ownership of shares in certain ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more) of the voting power of the outstanding shares of an Ohio corporation meeting certain criteria, which the Company meets, only if such person has submitted an "acquiring person statement" and the proposed acquisition has been approved by the vote of a majority of the shares of the corporation represented at a special meeting called for such purpose and by a majority of such shares of the corporation excluding "interested shares," as defined in Section 1701.01 of the Ohio Revised Code.

                          DESCRIPTION OF DEBT WARRANTS

     The Company may issue Debt Warrants in registered or bearer certificated form for the purchase of Senior Securities. Debt Warrants may be issued together with or separately from any Debt Securities or Preferred Shares offered by any Prospectus Supplement and, if issued together with any Debt Securities or Preferred Shares, may be attached to or separate from such Debt Securities. Debt Warrants are to be issued under warrant agreements (each, a "Debt Warrant Agreement") to be entered into between the Company and one or more banks or trust companies, as debt warrant agent (each, a "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Debt Warrants. A copy of the form of Debt Warrant Agreement, including a form of debt warrant certificate representing the Debt Warrants (a "Debt Warrant Certificate") are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Debt Warrant Agreement and Debt Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debt Warrant Agreement and the Debt Warrant Certificate. Capitalized terms used in this description of Debt Warrants but not defined herein have the meanings ascribed to such terms in the Debt Warrant Agreement.

     The particular terms of and other information with respect to each issue of Debt Warrants, as well as any modifications or additions to the general terms of the Debt Warrant Agreement or Debt Warrant Certificate which may be applicable in the case of such Debt Warrants, will be described in the Prospectus Supplement relating to such Debt Warrants. Accordingly, for a description of the terms of a particular issue of Debt Warrants, reference must be made both to the Prospectus Supplement relating thereto and to the following description.

GENERAL

     The Prospectus Supplement will describe the terms of the Debt Warrants offered thereby, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificate representing such Debt Warrants, including the following: (1) the initial offering price; (2) the title and aggregate number of such Debt Warrants; (3) the designation, aggregate principal amount and other terms of the Senior Securities purchasable upon exercise of the Debt Warrants;
(4) if applicable, the designation and terms of the Debt Securities or Preferred Shares with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Debt Security or Preferred Shares; (5) if applicable, the date on and after which the Debt Warrants and the related Debt Securities or Preferred Shares will be separately transferable; (6) the principal amount of Senior Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Senior Securities may be purchased upon such exercise; (7) the date on which the right to exercise the Debt Warrants shall commence and the date (the "Debt Warrant Expiration Date") on which such right shall expire; (8) if applicable, a discussion of United States federal income tax consequences applicable to the exercise of the Debt Warrants and to the Senior Securities purchasable upon the exercise of the Debt Warrants; (9) the identity of the Debt Warrant Agent; (10) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred or registered; and (11) any other terms of the Debt Warrants.

     Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations and, if in registered form, may be presented for registration of transfer, and may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto. (Section 3.01 of the Debt Warrant Agreement) Prior to exercise of Debt Warrants, holders of Debt Warrants will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Senior Securities purchasable upon such exercise or to enforce any of the covenants in the Senior Indenture. (Section 4.01 of the Debt Warrant Agreement)

EXERCISE OF DEBT WARRANTS

     Unless otherwise provided in the Prospectus Supplement, each Debt Warrant will entitle its holder to purchase such principal amount of Senior Securities at such exercise price and in the manner as shall in each case be set forth in, or calculated from, the Prospectus Supplement relating to the Debt Warrants offered thereby. (Sections 1.01 and 2.01 of the Debt Warrant Agreement.) Debt Warrants may be exercised at any time up to the close of business on the Debt Warrant Expiration Date set forth in the Prospectus Supplement relating to such Debt Warrants offered thereby. After the close of business on the Debt Warrant Expiration Date (or such later date to which such Debt Warrant Expiration Date may be extended by the Company), unexercised Debt Warrants will be void. (Section 2.02 of the Debt Warrant Agreement)

     Debt Warrants may be exercised by delivery to the Debt Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Senior Securities purchasable upon such exercise together with the purchase form in the Debt Warrant Certificate duly executed. Debt Warrants will be deemed to have been exercised upon receipt of the exercise price and the duly executed and completed Debt Warrant Certificate evidencing such Debt Warrants. Upon receipt of such payment and the Debt Warrant Certificate duly executed and completed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants. (Section 2.03 of the Debt Warrant Agreement)

MODIFICATIONS

     The Debt Warrant Agreement and the terms of the Debt Warrants may be amended by the Company and the Debt Warrant Agent, without the consent of the holders of any Debt Warrant Certificate, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein, or in any other manner which the Company and the Debt Warrant Agent may deem necessary or desirable and which will not adversely affect the interests of the holders of Debt Warrant Certificates. The Company and the Debt Warrant Agent also may modify or amend the Debt Warrant Agreement and the terms of the Debt Warrants, with the consent of the beneficial owners of not less than a majority in number of the then outstanding unexercised Debt Warrants affected, provided that no such modification or amendment that increases the exercise price, shortens the period of time during which the Debt Warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the Debt Warrants or reduces the number of Debt Warrants, the consent of whose owners is required for modification or amendment of the Debt Warrant Agreement or the terms of the Debt Warrants, may be made without the consent of the owners affected thereby. (Section 6.03 of the Debt Warrant Agreement)

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

     Under the Debt Warrant Agreement, the Company may, to the extent permitted in the Senior Indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other Person. If at any time there shall be a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of the Company, the successor or assuming Person shall succeed to and be substituted for the Company, with the same effect as if it had been named in the Debt Warrant Agreement and in the Debt Warrants as the Company. The Company shall thereupon be relieved of any further obligation under the Debt Warrant Agreement or under the Debt Warrants. (Sections 6.01 and 6.02 of the Debt Warrant Agreement)

ENFORCEABILITY OF RIGHTS BY HOLDERS; GOVERNING LAW

     The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Debt Warrant Certificates. (Section 5.02 of the Debt Warrant Agreement) Holders, without the consent of the Debt Warrant Agent, the Senior Trustee, the holder of any Senior Securities issued upon exercise of Debt Warrants or the holder of any other Debt Warrant Certificates, may enforce by appropriate legal action, on their own behalf, their right to exercise their Debt Warrants in the manner provided in their Debt Warrant Certificates and the Debt Warrant Agreement. (Section 4.02 of the Debt Warrant Agreement) Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Senior Securities purchasable upon such exercise, including the right to receive payments of principal of (and premium, if any) or interest, if any, on the Senior Securities purchasable upon such exercise or to enforce covenants in the Senior Indenture. (Section 4.01 of the Debt Warrant Agreement) Except as may otherwise be provided in the Prospectus Supplement relating thereto, each issue of Debt Warrants and the applicable Debt Warrant Agreement will be governed by and construed in accordance with the laws of the State of New York. (Section
6.07 of the Debt Warrant Agreement)

                        DESCRIPTION OF PREFERRED SHARES

     The aggregate amount of Convertible Subordinated Securities, Common Shares and Preferred Shares, including Common Shares issuable upon conversion of any Convertible Subordinated Securities and of any convertible Preferred Shares, which may be offered hereunder from time to time is limited to the amount registered and remaining unissued under Registration Statement No. 33-52333. On November 14, 1995, that amount was $129,162,500.

     The description below sets forth certain general terms and provisions of the Preferred Shares. The specific terms of and other information with respect to the Preferred Shares offered by any Prospectus Supplement (the "Offered Preferred Shares") including, but not limited to, tax consequences relating to the purchase, ownership, disposition and conversion of Offered Preferred Shares will be described in the Prospectus Supplement relating to such Offered Preferred Shares. The following summaries of certain provisions of the Preferred Shares do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Certificate of Designations relating to the particular series of Preferred Shares, which will be filed with the Commission at or prior to the time of the sale of such Preferred Shares.

     If so indicated in the Prospectus Supplement, the terms of the Offered Preferred Shares may differ from the terms set forth below, except those terms required by the Articles.

GENERAL

     Under the Articles, the Board of Directors of the Company is authorized at any time and from time to time and without further shareholder action to adopt resolutions providing for the issuance, in one or more series, of up to 14,106,394 Preferred Shares, without par value and of equal rank with such designations, number of shares, dividend rates, dividend payment dates, and dates from which dividends shall be cumulative, redemption rights or prices, sinking fund provisions, liquidation prices, conversion rights and restrictions on the issuance of shares of the same series or any other class or series, as may be determined by the Board of Directors. As of the date of this Prospectus, the Company has no Preferred Shares outstanding.

     The Preferred Shares shall have the dividend, liquidation, redemption, voting rights and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Offered Preferred Shares. The Prospectus Supplement will set forth the following terms of the Offered Preferred Shares: (1) the title and stated value of the Offered Preferred Shares, the liquidation preference per share and the number of shares offered; (2) the price at which the Offered Preferred Shares will be issued; (3) the dividend rates and dates on which dividends shall be payable, as well as the dates from which dividends shall commence to cumulate or the method(s) of calculation thereof; (4) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Preferred Shares may be redeemed, in whole or in part, at the option of the Company, if the Company is to have that option; (5) the obligation, if any, of the Company to redeem or purchase the Offered Preferred Shares pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Preferred Shares shall be redeemed or purchased in whole or in part pursuant to such obligation; (6) any rights on the part of the holder to convert the Offered Preferred Shares into Common Shares of the Company; (7) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions; (8) the terms of any Debt Warrants being offered together with or separately from the Offered Preferred Shares; (9) the national securities exchange, if any, upon which the Offered Preferred Shares will be listed; (10) the procedures for any auction or remarketing, if any, of the Offered Preferred Shares; and (11) any other terms of the Offered Preferred Shares.

     The Preferred Shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to the Company's preferred stock account.

DIVIDENDS

     Holders of the Offered Preferred Shares will be entitled to receive cash dividends, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, at such rate and on such quarterly dates as will be set forth in the applicable Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock books of the Company on the record dates fixed by the Board of Directors of the Company. Dividends will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If, for any dividend period or periods, full cumulative dividends on any Preferred Shares have not been paid or declared and set apart for payment or the Company is in default with respect to the redemption of Preferred Shares or any sinking fund for any Preferred Shares, the Company may not declare any dividends (except a dividend payable in Common Shares or in any other shares of the Company ranking junior to the Preferred Shares) on, or make any distribution (except as aforesaid) on the Common Shares or any other shares of the Company, or make any payment on account of the purchase, redemption or other retirement of, its Common Shares or any other shares of the Company (except out of the proceeds of the sale of Common Shares or any other shares ranking junior to the Preferred Shares). If dividends on Preferred Shares are in arrears, and there shall be outstanding shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares, the Company, in making any dividend payment on account of such arrears, is required to make payments ratably upon all outstanding Preferred Shares and such other series of Preferred Shares in proportion to the respective amounts of dividends in arrears on such Preferred Shares and shares of such other series.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Offered Preferred Shares will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Shares, liquidating distributions in the amount set forth in the applicable Prospectus Supplement plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Shares and any other shares of the Company ranking as to any such distribution on a parity with the Preferred Shares are not paid in full, the holders of the Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

     The Offered Preferred Shares will be redeemable in whole or in part at the option of the Company, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

     The Company may not redeem less than all the outstanding shares of any series of Preferred Shares unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of such series of Preferred Shares for all past dividend periods, and unless all matured obligations of the Company with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Shares then outstanding have been met.

VOTING RIGHTS

     The holders of the Offered Preferred Shares are entitled to one vote per share on all matters presented to shareholders of the Company.

     If the equivalent of six quarterly dividends payable on any series of Preferred Shares are in default (whether or not declared or consecutive), the holders of all outstanding series of Preferred Shares, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment. The holders of Preferred Shares shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of directors at which the holders of not less than a majority of the outstanding Preferred Shares of all series are present in person or by proxy.

     The affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares voting as a single class without regard to series, will be required (i) for any amendment of the Articles or Regulations that will adversely affect the preferences, rights or voting powers of the Preferred Shares, but, in any case in which one or more, but not all, series of Preferred Shares would be so affected as to their preferences, rights or voting powers, only the consent of holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or
(ii) to issue any class of stock that shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Shares.

     The affirmative vote of the holders of a majority of the outstanding Preferred Shares shall be necessary to increase the authorized number of Preferred Shares or to authorize any shares ranking on a parity with the Preferred Shares. The Regulations may be amended to increase the number of directors, without the vote of the holders of outstanding Preferred Shares.

CONVERSION RIGHTS

     The Prospectus Supplement for any series of Offered Preferred Shares will state whether shares in that series are convertible into Common Shares. Unless otherwise provided in the applicable Prospectus Supplement, if a series of Preferred Shares is convertible into Common Shares ("Convertible Preferred Shares"), holders of such Convertible Preferred Shares will have the right, at their option and at any time, to convert any of such Convertible Preferred Shares, at the conversion rate set forth in the Prospectus Supplement relating to such Convertible Preferred Shares, subject to adjustment as specified below, provided that if such series of Convertible Preferred Shares is called for redemption, the conversion rights pertaining thereto will terminate at the close of business on the date before the redemption date.

     Unless otherwise indicated in the applicable Prospectus Supplement, the conversion rate is subject to adjustment in certain events, including the following: (1) the issuance of Common Shares or capital shares of any other class as a dividend or distribution on the Common Shares; (2) subdivisions and combinations of the Common Shares; (3) the issuance to all holders of Common Shares of certain rights or warrants entitling them to subscribe for or purchase Common Shares (or securities convertible into Common Shares) within the period specified in the Prospectus Supplement after the date fixed for the determination of the shareholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Certificate of Designations for such series of Convertible Preferred Shares); and (4) the distribution to all holders of Common Shares of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described above) or rights or warrants (excluding those referred to above).

     No adjustments in the conversion rate will be made as a result of regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect or a period of three years shall have elapsed from the date of occurrence of any event requiring any such adjustment; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions or subdivisions of the Common Shares hereafter made by the Company to its shareholders shall not be taxable. Except as stated above, the conversion rate will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or securities carrying the right to purchase any of the foregoing.

     In the case of (i) any reclassification or change of the Common Shares,
(ii) a consolidation or merger involving the Company or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Shares shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Shares, the holders of the Convertible Preferred Shares then outstanding will be entitled thereafter to convert such Convertible Preferred Shares into the kind and amount of shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Convertible Preferred Shares been converted into Common Shares immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

     In the event of a taxable distribution to holders of Common Shares (or other transaction) which results in any adjustment of the conversion rate, the holders of Convertible Preferred Shares may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Shares or the Convertible Preferred Shares.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of three ways: (i) directly to a limited number of institutional purchasers or to a single purchaser, (ii) to or through underwriters or dealers; or (iii) through agents. Any such underwriter or underwriters, dealer or dealers or agent or agents involved in the offer and sale of Securities in respect of which this Prospectus is delivered (the "Offered Securities") will be named in the Prospectus Supplement. The Prospectus Supplement relating to the Offered Securities will also set forth the terms of the offering of the Offered Securities, including the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in an offering of Offered Securities, the name of each managing underwriter and any other underwriters and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering, and the Offered Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. It is anticipated that any underwriting agreement pertaining to any Offered Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent and (3) provide that the underwriters will be obligated to purchase all Offered Securities if any are purchased.

     If a dealer is used in an offering of Offered Securities, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     If an agent is used in an offering of Offered Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     Offers to purchase Offered Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Offered Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and which govern such investment and (2) if the Offered Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Offered Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The anticipated date of delivery of Offered Securities will be set forth in the Prospectus Supplement relating to each offering.

                                 LEGAL OPINIONS

     The validity of the Securities will be passed upon for the Company by G. L. Gherlein, Executive Vice President and General Counsel of the Company, and for the underwriters, if any, by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Mr. Gherlein is paid a salary by the Company and participates in various employee benefit plans offered to officers of the Company generally.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Filing Fee for Registration Statement.............................  $ 24,168
        Legal Fees and Expenses...........................................    10,000
        Rating Agency Fees................................................    60,000
        Blue Sky Fees and Expenses........................................    22,000
        Printing and Engraving Fees.......................................    30,000
        Accounting Fees and Expenses......................................    20,000
        Trustee's Fees and Expenses.......................................     3,000
        Miscellaneous Expenses............................................    10,000
                                                                            --------
             TOTAL........................................................  $179,168
                                                                            ========

The foregoing expenses, except for the filing fee for the Registration Statement, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Paragraph (E) of Section 1701.13 of the Ohio Revised Code grants each corporation organized under the laws of the State of Ohio, such as the Company, power to indemnify its directors, officers and other specified persons. Provisions relating to indemnification of directors and officers of the Company and other specified persons have been adopted pursuant to the Ohio law and are contained in Article IV, Section 2 of the Company's Amended Regulations. Under the Amended Regulations, the Company shall indemnify any director, officer or other specified person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him by reason of the fact that he is or was such director, officer or other specified person, to the full extent permitted by applicable law. The foregoing statement is subject to, and only part of, the detailed provisions of the Ohio Revised Code and the Company's Amended Regulations referred to herein.

     The Company has entered into Indemnification Agreements with all of its officers and directors. The Agreements provide that the Company shall indemnify such directors or officers to the full extent permitted by law against expenses actually and reasonably incurred by them in connection with any claim filed against them by reason of anything done or not done by them in such capacity. The Agreements also require the Company to maintain director and officer insurance which is no less favorable to the director and officer than the insurance in effect on April 27, 1988 (the date of the Agreements), and to establish and maintain an escrow account of up to $10 million to fund the Company's obligations under the Agreements, except that the Company is required to fund the escrow only upon the occurrence of a change of control of the Company, as defined under the Agreements.

     The Company also maintains insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which claims may be in addition to those described in Section 2 of
Article IV of the Amended Regulations. Reference is also made to Section 6 of the Underwriting Agreement included herein as an exhibit to the Registration Statement for provisions regarding indemnification of the Company, officers, directors and controlling persons against certain liabilities.

ITEM 16. EXHIBITS

     This Registration Statement includes the following exhibits:

      1(a)    -- Form of Underwriting Agreement and Underwriting Agreement Basic Provisions
                 filed as Exhibit 1(a) to Registration Statement No. 33-52333 and incorporated herein by reference.
      4(a)    -- Form of Senior Indenture between the Company and Chemical Bank filed as
                 Exhibit 4(a) to Registration Statement No. 33-52333 and incorporated herein by reference.

      4(b)    -- Form of Fixed Rate Senior Note filed as Exhibit 4(b) to Registration
                 Statement No. 33-52333 and incorporated herein by reference.
      4(c)    -- Form of Subordinated Indenture between the Company and Chemical Bank filed as Exhibit 4(c) to Registration Statement No. 33-52333 and incorporated herein by reference.
      4(d)    -- Form of Fixed Rate Subordinated Note filed as Exhibit 4(d) to Registration
                 Statement No. 33-52333 and incorporated herein by reference.
      4(e)    -- Form of Debt Warrant Agreement between the Company and the Debt Warrant
                 Agent, including a form of Debt Warrant Certificate, filed as Exhibit 4(c) to
                 Registration Statement No. 33-48851 and incorporated herein by reference.
      4(f)    -- Amended Articles of Incorporation, adopted on April 27, 1994 and filed as
                 Exhibit 3(i) to the Registrant's Current Report on Form 8-K dated May 19, 1994,
                 File No. 1-1396, and incorporated herein by reference.
      4(g)    -- Amended Regulations, adopted on April 27, 1988 and filed as Exhibit 3 to the
                 Registrant's Annual Report on Form 10-K for the year ended December 31, 1988,
                 File No. 1-1396, and incorporated herein by reference.
      4(h)    -- Rights Agreement dated as of June 28, 1995 and filed as Exhibit 1 to the
                 Registrant's Current Report on Form 8-K dated June 28, 1995, File No. 1-1396, and incorporated herein by reference.
         5    -- Opinion of G. L. Gherlein, Executive Vice President and General Counsel, as
                 to validity of the Debt Securities and Debt Warrants.
        12    -- Computation of Ratio of Earnings to Fixed Charges.
     23(a)    -- Consent of Ernst & Young LLP.
     23(b)    -- Consent of G. L. Gherlein, Executive Vice President and General Counsel,
                 contained in his opinion filed as Exhibit 5 to this Registration Statement.
     24(a)    -- Power of Attorney.
     24(b)    -- Power of Attorney.
        25    -- Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                 Chemical Bank with respect to the Senior Indenture and Subordinated Indenture.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  *                    *                    *

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON THE 14TH DAY OF NOVEMBER, 1995.

                                            EATON CORPORATION

                                            By  /s/ G. L. GHERLEIN
                                                -------------------------------
                                                        G. L. Gherlein
                                                 Executive Vice President and
                                                        General Counsel

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                  NAME                                    TITLE                         DATE
----------------------------------------    ---------------------------------   ---------------------
                     *
  William E. Butler                         Chairman of the Board, Director

                     *
  Stephen R. Hardis                         Vice Chairman and Chief Executive
                                            Officer; Principal Executive
                     *                      Officer; Director
  Alexander M. Cutler                       President and Chief Operating
                                            Officer; Director
                     *
  Adrian T. Dillon                          Vice President -- Chief Financial
                                            and Planning Officer; Principal
                     *                      Financial Officer
  Ronald L. Leach                           Vice President -- Accounting;
                                            Principal Accounting Officer
                     *
  Neil A. Armstrong                         Director

                     *
  Phyllis B. Davis                          Director

                     *
  Ernie Green                               Director

                     *
  Charles E. Hugel                          Director

                     *
  John R. Miller                            Director

                     *
  Furman C. Moseley                         Director

                     *
  Victor A. Pelson                          Director

                     *
  A. William Reynolds                       Director

                     *
  Gary L. Tooker                            Director

*By  /s/ JANE W. GRISWOLD
------------------------------------------
            Jane W. Griswold,
            Attorney-in-Fact
     for the officers and directors
        signing in the capacities
                indicated
                                                             November 14, 1995

                                 EXHIBIT INDEX

     EXHIBIT                                       EXHIBIT
     NUMBER                                      DESCRIPTION
---------------------------------------------------------------------------------------------
       1(a)     --    Form of Underwriting Agreement and Underwriting Agreement Basic
                      Provisions filed as Exhibit 1(a) to Registration Statement No. 33-52333 and
                      incorporated herein by reference.
       4(a)     --    Form of Senior Indenture between the Company and Chemical Bank filed as
                      Exhibit 4(a) to Registration Statement No. 33-52333 and incorporated herein by reference.
       4(b)     --    Form of Fixed Rate Senior Note filed as Exhibit 4(b) to Registration
                      Statement No. 33-52333 and incorporated herein by reference.
       4(c)     --    Form of Subordinated Indenture between the Company and Chemical Bank.
       4(d)     --    Form of Fixed Rate Subordinated Note filed as Exhibit 4(d) to
                      Registration Statement No. 33-52333 and incorporated herein by reference.
       4(e)     --    Form of Debt Warrant Agreement between the Company and the Debt Warrant
                      Agent, including a form of Debt Warrant Certificate, filed as Exhibit
                      4(c) to Registration Statement No. 33-48851 and incorporated herein by reference.
       4(f)     --    Amended Articles of Incorporation, adopted on April 27, 1994 and filed as
                      Exhibit 3(i) to the Registrant's Current Report on Form 8-K dated May 19,
                      1994, File No. 1-1396, and incorporated herein by reference.
       4(g)     --    Amended Regulations, adopted on April 27, 1988 and filed as Exhibit 3 to the Registrant's Annual Report on Form 10-K for the year ended December 31,
                      1988, File No. 1-1396, and incorporated herein by reference.
       4(h)     --    Rights Agreement dated as of June 28, 1995 and filed as Exhibit 1 to the
                      Registrant's Current Report on Form 8-K dated June 28, 1995, File No.
                      1-1396, and incorporated herein by reference.
       5        --    Opinion of G. L. Gherlein, Executive Vice President and General Counsel,
                      as to validity of the Debt Securities and Debt Warrants.
      12        --    Computation of Ratio of Earnings to Fixed Charges.
      23(a)     --    Consent of Ernst & Young LLP.
      23(b)     --    Consent of G. L. Gherlein, Executive Vice President and General Counsel,
                      contained in his opinion filed as Exhibit 5 to this Registration Statement.
      24(a)     --    Power of Attorney.
      24(b)     --    Power of Attorney.
      25        --    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Chemical Bank with respect to the Senior Indenture and Subordinated
                      Indenture.